Exhibit 10.3
Execution Copy
February 27, 2023
Settlement Agreement
Reference is hereby made to (i) that certain Option and Equity Purchase Agreement, dated July 15, 2020, by and among CartiHeal (2009) Ltd. (the “Company”), Bioventus LLC (the “Buyer”), Elron Ventures Ltd. (the “Securityholder Representative”) and certain other parties detailed therein, as amended by an Amendment to the Option and Equity Purchase Agreement dated June 17, 2022 (the “Amendment”), and as may be further amended from time to time (jointly, the “Option Agreement”), (ii) that certain Amended and Restated Escrow Agreement, dated July 12, 2022, by and among the Escrow Agent, the Company, the Buyer and the Securityholder Representative, as may be amended from time to time (the “Escrow Agreement”), and (iii) that certain Amended and Restated Payment Agent Agreement, dated July 12, 2022, by and among the ESOP Management and Trust Services Ltd. (in its capacity as the Payment Agent under the Option Agreement), the Company, the Buyer and the Securityholder Representative, as may be amended from time to time (the “Payment Agent Agreement”).
Capitalized terms used herein, which are undefined, shall have the meaning ascribed to them in the Option Agreement, the Escrow Agreement and/or the Payment Agent Agreement, as applicable.
WHEREAS, on February 13, 2022, the First Paper Milestone was achieved; and
WHEREAS, in light of the occurrence of the First Paper Milestone and other obligations that will become due under the Option Agreement, Buyer has requested that the Securityholder Representative agree, and the Securityholder Representative has agreed, to provide Buyer with a limited-in-time interim period, in order to allow Buyer the opportunity to explore obtaining financing sufficient to pay to the Securityholders on a present basis and no later than on the expiration of the Interim Period, as defined below, an amount sufficient to extinguish the entire amount of the Post-Closing Tranches and any interest to be accrued thereon in accordance with the provisions of the Option Agreement, all pursuant to the terms and provisions of this Settlement Agreement (the “Agreement”); and
WHEREAS in consideration for the representations, warranties, covenants and agreements set forth herein, the Securityholder Representative has agreed that during the Interim Period, as defined below, it will forbear from initiating any legal action or proceedings relating to non-payment of any obligations arising under the Option Agreement;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

1.Interim Period. During the period of 30 calendar days (the “Initial Period”), plus, if elected by payment of the Extension Payment pursuant to section 3.b below, up to two additional subsequent periods of 15 days each (each, an “Optional Extension Period”), commencing as of the date of this Agreement, or earlier upon the occurrence of any of Buyer Insolvency Events under the Option Agreement (except for such Insolvency Events specified under (i), (j) and (l)) with respect to Parent, Buyer, Bioventus Cooperatief, U.A, any other of their Affiliates who directly or indirectly control the Company, or the Company (the “Interim Period”), and subject to the provisions herein below, Buyer shall be provided with the opportunity to obtain funding in order to be able to pay to the Securityholders, by the expiration of such Interim Period, the entire amount of the Post-Closing Tranches and any interest accrued thereon, while the Sales Milestone Consideration shall remain due and payable to the Securityholders in accordance with the existing provisions of the Option Agreement. In the event that Buyer shall be able to obtain such funding and transfer the same (the “Payoff Amount”) to the Payment Agent for the benefit of the Securityholders (or directly to certain Securityholders, to the extent so provided under the Option Agreement) prior to the expiration of Interim Period, the Parties hereby agree, to the extent applicable, to enter into an additional technical amendment to the Option Agreement merely in order to reflect the same in accordance with the provisions hereof (such additional amendment, to the extent executed and delivered by the Parties, shall be referred to as the “Second Amendment”).

2.Return and Transfer of Escrowed Shares.

a.Concurrently with the execution of this Agreement, the Parties hereby irrevocably instruct the Escrow Agent to return the Escrowed Shares to the Securityholders as follows: (i) to date (as of the date of this Agreement) and fill in the Buyer Share Transfer Deeds and transfer the Escrowed Shares to Shibolet & Co. (the “Trustee”), to hold them in trust for the benefit of such Securityholder as detailed under Schedule 2(a) hereto and vote them in accordance with the instructions of the Securityholder Representative, (ii) deliver such Buyer Shares Transfer Deeds to the Securityholder Representative, and (iii) surrender the Escrowed Shares’ Materials to the Securityholder Representative; all concurrently with the execution and delivery of this Agreement.

b.It is agreed and acknowledged by the Parties that the transfer of the Escrowed Shares in the name of the Trustee for the benefit of such Securityholders shall be irrevocable, unless and until the Securityholders shall receive the entire Payoff Amount by the expiration of the Interim Period in accordance with the provisions hereof; in which event, the Escrowed Shares shall be forthwith transferred to the Buyer and the Parties shall then, and only then, treat such transfers as if null and void to the maximum extent permissible under applicable law. If the Escrowed Shares remain with the Securityholders following the Interim Period, then such shares shall be deemed returned to the Securityholders in accordance with the terms of the Option Agreement.

c.The Securityholder Representative undertakes not to, and shall instruct the Trustee not to, make any voluntary transactions or dispositions in the Escrowed Shares during the Interim Period.

3.Transfer of One-Time Payment and Optional Payment.

a.Concurrently with the execution of this Agreement, Buyer shall transfer to the Payment Agent in immediately available funds a one-time non-refundable amount of US$10,000,000 for the exclusive benefit of the Securityholders (the “One Time Payment”).

b.At any time prior to the expiration of the Initial Period or the first Optional Extension Period, as applicable, Buyer may elect the first Optional Extension Period or the second Optional Extension Period, as applicable, by transfer to the Payment Agent in immediately available funds an additional non-refundable amount of US$5,000,000 for the exclusive benefit of the Securityholders per each such Optional Extension Period (and US$10,000,000 in the aggregate if both Optional Extension Periods are elected) (each such US$5,000,000 payment, an “Extension Payment”) (the One Time Payment and, to the extent elected, each Extension Payment, jointly, the “Settlement Consideration”).

c.In addition, concurrently with the execution of this Agreement, Buyer shall transfer to the Payment Agent a one-time non-refundable payment of US$150,000 to be added to the Securityholder Representative Expense Fund and used in accordance with the provisions of the Option Agreement (the “Expenses Reimbursement Amount”).

d.The Settlement Consideration, or any part of it, may remain deposited with the Payment Agent and/or distributed to the Securityholder Representative and/or as it shall instruct the Payment Agent, and shall be either allocated between the Securityholders in accordance with their respective remaining Pro Rata Shares as specified in the Consideration Spreadsheet and/or used to fund the operations of the Company for any period it is held and owned by the Securityholders (or by the Trustee for their benefit) and/or used to reimburse the Securityholder Representative for its out-of-pocket expenses in its capacity as such; in each case in accordance with the instructions to be provided by the Securityholder Representative to the Payment Agent at its sole and absolute discretion.

e.It is agreed and acknowledged by the Parties that to the extent that the Securityholders shall receive the entire Post-Closing Tranches and any interest accrued thereon in accordance with and subject to the provisions thereof, then (i) the One-Time Payment shall be credited against payment, to be made if and when due, of the Sales Milestone Consideration, and (ii) the Extension Payment(s), if applicable, shall be credited against the amount of the Post-Closing Tranches and accrued interest thereon to be made by Buyer to the Securityholders.

4.Operation of the Company during the Interim Period. The Parties agree and undertake as follows:

a.Upon the transfer of the Escrowed Shares to the Trustee on the date hereof as provided herein above:

i.The Company shall have in its bank account an unrestricted amount of cash of US$2,000,000, as shall be evidenced in writing to the Securityholder Representative on the date of this Agreement, shall have no outstanding financial indebtedness, and all of its liabilities shall be in the ordinary course of business in accordance with past practice. Such amount, during the Interim Period, shall remain with the Company in the Company’s bank account, and be used solely to fund the Company’s operations in accordance with the provisions of this Section 4. For the avoidance of doubt, any remaining amounts of such funds shall remain in the Company’s bank account in the event that the Escrowed Shares shall be transferred to Buyer in accordance with the provisions of Section 2(b) above and at such time, the Company shall have no outstanding financial indebtedness, and all of its liabilities shall be in the ordinary course of business in accordance with past practice; and

ii.The Company shall have in its possession and control, as shall be coordinated and verified in advance with the Securityholder Representative, all coral inventory of the Company as existing prior to the date of this Agreement.

b.During the Interim Period, the Company shall operate only in the ordinary course of business and the provisions of the Option Agreement relating to operation of the Company, and without derogating from the foregoing, the following shall apply during the Interim Period:

i.The incorporation documents of the Company shall be amended in order to reflect that the board members of the Company shall be appointed by the Securityholder Representative.

ii.During the Interim Period, Mr. Nir Altschuler (“Nir”) shall remain consultant of Buyer in accordance with his existing Consulting Agreement, and Buyer shall allow Nir to devote all of his business time to the day-to-day operations of the Company.

iii.During the Interim Period, any termination of engagement with, and/or adverse change to the remuneration terms of, any of the Company’s personnel, and/or the sale or disposal of any of the Company’s assets (except in the ordinary course of business in accordance with past practice) shall require the prior written consent of each of Buyer and the Securityholder Representative.

iv.During the Interim Period, Buyer shall continue to support the operations of the Company in the ordinary course of business and in accordance with past practice, including without limitation, (i) shall make available to Nir and the other members of the management of the Company any documents and files related to the Company’s intellectual property, clinical activities, FDA audits, suppliers, manufacturing, regulatory and reimbursement plans (and shall accordingly create a virtual data room during the Initial Period, which shall include all such documents and files), (ii) shall make available its applicable employees and service providers who are already engaged in the affairs of the Company to continue such operations in accordance with the requests and instructions of the management of the Company, and (iii) shall not cancel or terminate any event or conference previously planned in connection with the Company’s operations without the Securityholder Representative’s prior written approval. For the avoidance of any doubt, the management and operations of the Company during the Interim Period shall be according to the discretion of the

Company’s board of directors and management, and Buyer shall not engage in any activities concerning the Company except as specifically permitted hereunder.

v.The Parties agree and acknowledge that, subject to Buyer’s compliance with the provisions hereof, Buyer shall not be responsible or liable for the operations of the Company during the Interim Period and thereafter (and in the event that the Escrowed Shares shall be transferred to Buyer in accordance with the provisions of Section 2(b) above, Buyer shall have no claims against the Securityholders and/or the Securityholder Representative in connection with the operations of the Company during the Interim Period).

5.Mutual Release and Waiver. Except with respect to the enforcement and/or performance of this Agreement and subject to the provisions of the Second Amendment if and to the extent entered into between the Parties, each of the Securityholders, for themselves and their respective Affiliates and Representatives on the one hand, and the Buyer for itself and its respective Affiliates and Representatives on the other hand (and it is the intention of the Parties that the foregoing, as well as the provisions of this Agreement, shall bind also any receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers, appointed to any of the Parties, their Affiliates and/or any of their assets), does hereby remise, release, waive and forever discharge each other from any and all claims, allegations, demands, actions, causes of action, disputes, arbitrations and proceedings and all duties, debts, damages, liabilities, losses, accounts, reckonings, sums of money, expenses, attorneys’ fees, remedies and demands related thereto in law or equity, known or unknown, arising out of or relating to the Option Agreement, the Escrow Agreement and/or the Pledge Agreement, including and without limitation, any rights to enforce the provisions of the Option Agreement and/or, with respect to the Securityholders, to make any monetary claims against Buyer and/or its respective Affiliates and Representatives (other than the Company), and/or, with respect to the Buyer, any rights in connection with the ownership and possession of the Company, and the sole and exclusive remedy of the Securityholders and their respective Affiliates and Representatives, and the Buyer and its respective Affiliates and Representatives, pursuant to the Option Agreement, the Escrow Agreement and the Pledge Agreement, shall be as provided in this Agreement. Solely to the extent not inconsistent with the foregoing, the Securityholders retain their rights under the Pledge Agreements, as applicable. Notwithstanding the foregoing, in the event that Buyer, any of its respective Affiliates and Representatives, or any receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers, appointed to Buyer, its Affiliates and/or any of their assets, successfully revokes, pursuant to a final Order of a court or tribunal of competent jurisdiction, the validity and/or enforceability of the return by transfer of the Escrowed Shares to the Trustee and/or the Securityholders in accordance with Section 2, and/or the payment of the Settlement Consideration for the benefit of the Securityholders in accordance with Section 3, in accordance with the provisions of this Agreement, then the foregoing release by the Securityholders, their respective Affiliates and Representatives, shall not apply.

6.Jurisdiction; Governing Law. The Parties hereby agree and acknowledge that this Agreement and any and all claim made pursuant to this Agreement shall be subject to the laws of Israel, and the Parties hereby irrevocably agree to the exclusive jurisdiction of the courts located in Tel Aviv, Israel. The Parties , each for itself and its respective Affiliates, hereby irrevocably consents to the jurisdiction of any such court (and the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum

7.Miscellaneous. The provisions of Section 7.14 (Confidentiality; Public Announcement) of the Option Agreement shall apply with respect to this Agreement, mutatis mutandis. Sections 11.02, 11.03, 11.04, 11.05, 11.06 (subject to the provisions of Section 4(b)(ii) herein), 11.09, 11.10, 11.11 and 11.12 of the Option Agreement, shall apply to this Agreement, mutatis mutandis.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER

BIOVENTUS LLC
                    BUYER

BIOVENTUS LLC

By:________________
Name: Ken Reali
Title: CEO

COMPANY

CARTIHEAL (2009) LTD.

By:    _ Name: Ken Reali
Title: Chair

SECURITYHOLDER REPRESENTATIVE
ELRON VENTURES LTD.

By:    _ Name:
Title:

[Signature Page to Settlement Agreement]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER

BIOVENTUS LLC

By:    _ Name:
Title:

COMPANY

CARTIHEAL (2009) LTD.

By:    _ Name:
Title:

SECURITYHOLDER REPRESENTATIVE

[Signature Page to Settlement Agreement]

Agreed and acknowledged:

ESOP MANAGEMENT AND TRUST SERVICES LTD (in its capacity as Escrow Agent and Payment Agent)

ESOP management & trust services LTD

By: ______________________________

Name: [illegible]

Title: CEO; [illegible]

BIOVENTUS COOPERATIEF, U.A.

By: ______________________________

Name: Ken Reali

Title: Director

[Signature Page to Settlement Agreement]

Execution Copy

Schedule 2(a)
The Securityholders

Name	I.D Number / C.N.	Number and Class of Shares
B.G. Negev Technologies Applications Ltd.	510785207	145,339 Ordinary Shares
aMoon 2 Fund Limited Partnership	540278827	109,654 Ordinary Shares; 1,349,587 Preferred F Shares; 148,987 Preferred G-1 Shares
Prof. Razi Vago	54124110	218,008 Ordinary Shares
Nir Altschuler	31383904	919,668 Ordinary Shares
Incentive II Management Ltd.	513878827	196,570 Preferred A Shares
Pertec Management Ltd.	1465813	219,497 Preferred A Shares; 35,086 Preferred C Shares; 10,988 Preferred G-1 Shares
Access Medical Ventures LLC	000991888	204,666 Preferred B Shares; 210,513 Preferred C Shares; 102,110 Preferred D-1 Shares; 559,283 Preferred D-2 Shares; 46,487 Preferred G-1 Shares
U.M. Accelmed Medical Partners, L.P	550243067	1,446,146 Preferred D-2 Shares; 334,859 Preferred E Shares
Elron Ventures Ltd.	520028036	1,875,678 Preferred D-2 Shares; 694,553 Preferred E Shares; 701,786 Preferred F Shares; 126,783 Preferred G-1 Shares
Peregrine Ventures Management Ltd	513790196	105,481 Preferred E Shares; 121,463 Preferred F Shares; 21,601 Preferred G-1 Shares
J&J Innovation- JJDC, Inc	5106320000	837,148 Preferred E Shares; 304,062 Preferred F Shares; 54,939 Preferred G-1 Shares
Liat Livne	27464551	1,666 Ordinary Shares
Deborah Kammoun	336072087	2,584 Ordinary Shares
Boaz Lifschitz	327172110	58,442 Ordinary Shares
Eilat Ezra	58743030	1,535 Ordinary Shares

Shani Sarid	300093036	875 Ordinary Shares
Irit Segalovich	58636697	3,000 Ordinary Shares
Tslil Efron	28467959	2,000 Ordinary Shares
Anastasia Kipnis	323764423	2,500 Ordinary Shares
Caty Pearl	22645808	2,692 Ordinary Shares
Michal Alperovich	23663156	667 Ordinary Shares
Amir Kraitzer	25385428	2,500 Ordinary Shares
Dvora Darky	24287054	7,562 Ordinary Shares
Moran Aviv	33561945	5,125 Ordinary Shares
Escrowed Shares previously held by Bioventus Cooperatief, U.A., to be held for the benefit of the Securityholders specified in this Schedule 2(a) above, in accordance with their pro-rata shares*		337,397 Preferred F Shares; 1,014,267 Preferred G Shares; 12,825 Preferred G-1 Shares
Total:		12,556,579

* Notwithstanding anything to the contrary in the Settlement Agreement, such Escrowed Shares returned by Bioventus Cooperatief, U.A. shall be held in trust by the Trustee for the benefit of the Securityholders, however, to the extent that following the Interim Period the Escrowed Shares shall not be transferred to Buyer in accordance with the provisions of the Agreement, the Securityholder Representative may, or may instruct the Trustee, as applicable, to transfer such shares to the Company, following such transfer such Escrowed Shares shall become dormant shares.

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